UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010 (January 4, 2010)

Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive officer)	(Zip Code)

Registrant's telephone number, including area code     (913) 307-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2010, the Board of Directors of Mediware Information Systems, Inc. (“Mediware” or the “Company”) appointed Mr. Michael Martens, 43, to serve as the Chief Financial Officer of Mediware beginning February 10, 2010.

Mr. Martens has been employed by Euronet Worldwide, Inc. (“Euronet”) since June 2004 in a variety of capacities, most recently as the chief financial officer of the company’s money transfer division from September 2009.  Prior to September 2009, Mr. Martens served as the Corporate Treasurer, from March 2006 to August 2009, and Corporate Controller, from June 2004 to March 2006, of Euronet.  Mr. Martens’ prior experience also includes financial positions at Cerner Corporation and Sprint Corporation as well as three years of public accounting experience. Mr. Martens earned his Bachelor’s degree in Accounting from the University of Iowa and is a Certified Public Accountant.

Mediware and Mr. Martens have also entered into an Employment Agreement, which will become effective as of February 10, 2010 (the “Agreement”), to reflect the terms and conditions of his employment with Mediware.

The Agreement has an initial three-year term expiring February 10, 2013 and renews for successive one-year periods thereafter.  The Agreement provides for an annual base salary of $200,000 (subject to annual review) and a discretionary bonus of up to 50% of the then-current base salary per year based on Mr. Martens’ meeting performance criteria established by the Company, subject to the discretion of the Company’s Chief Executive Officer and Board of Directors.  For the period from February 10, 2010 until June 30, 2010, the conclusion of the Company’s current fiscal year, Mr. Martens will be eligible to receive a discretionary bonus up to approximately $41,000.   Mr. Martens will be entitled to participate in or receive benefits under any and all plans and programs made available to executive employees of the Company generally.  Mr. Martens will also be granted 30,000 non-qualified stock options under the Company’s 2003 Equity Incentive Plan, which will vest, subject to continued employment with the Company, in equal installments on the first, second, third and fourth anniversaries of February 10, 2010.  Mr. Martens will receive 25,000 non-qualified performance stock options (the “Performance Options”), under the Company’s 2003 Equity Incentive Plan. Of these Performance Options 8,333 will vest on each of the first and second anniversaries of February 10, 2010 and the remaining 8,334 will vest on the third anniversary of February 10, 2010, subject to continued employment with the Company and upon achievement of certain performance criteria determined by the Company’s Chief Executive Officer and the Board of Directors.  All options will have an exercise price equal to the fair market value of a share of Mediware common stock on February 10, 2010 and shall be in effect for five years from the date of grant, subject to vesting.  In addition to termination for disability, death or cause, the Agreement may be terminated without cause by the Company with written notice or by Mr. Martens upon ninety days prior written notice.

Under the Agreement, if the Company terminates Mr. Martens’ employment without cause, the Company must continue to pay an amount equal to his then current annual salary and provide certain health insurance coverage for the earlier duration of three months after termination or employment at a successor employer. If Mr. Martens’ terminates the Agreement without cause, Mr. Martens will be entitled to receive his annual salary until the date his employment with Company ends.  If a third party terminates Mr. Martens due to an acquisition or sale of the Company, the Company will pay Mr. Martens an amount equal to six months of annual salary at the rate in effect at the date of termination and provide certain health insurance coverage for the earlier duration of six months after termination or employment at a successor employer.

Mr. Martens has also agreed in the Agreement to a one-year post-termination covenant not-to-compete, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company.

The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement attached to this report as Exhibit 10.1.  The foregoing description of the Performance Options is qualified in its entirety by reference to the provisions of the form of Stock Option Agreement attached to this report as Exhibit 10.2. A press release describing these events and biographical information regarding Mr. Martens is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)

Exhibit 10.1	Employment Agreement, effective as of February 10, 2010, between Mediware Information Systems, Inc. and Michael Martens.

Exhibit 10.2	Form of Stock Option Agreement.

Exhibit 99.1	Press Release of Mediware Information Systems, Inc., dated as of January 12, 2010, announcing Michael Martens as the Chief Financial Officer of Mediware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: January 12, 2010	By:	/s/ T. Kelly Mann
T. Kelly Mann
Chief Executive Officer and President